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                                                                    EXHIBIT 5.15


(MUNIZ, FORSYTH, RAMIREZ, PEREZ-TAIMAN & LUNA-VICTORIA LETTERHEAD)


                                             July 10, 2003



BURNS PHILP PERU S.A.C.
Av. Argentina 1227
Callao 1, Peru


Re: 9 3/4% Series B Senior Subordinated Notes Due 2012


Ladies and Gentlemen:

We have acted as special Peruvian counsel to Burns Philp Peru S.A.C., a Peruvian closed corporation (the "Company"), in connection with the offer to exchange (the "Exchange Offer") by Burns Philp Capital Pty Limited, an Australian corporation (the "Issuer") and wholly-owned subsidiary of Burns, Philp & Company Limited ("Burns Philp"), of U.S.$400,000,000 aggregate principal amount of
9 3/4% Series B Senior Notes due 2012 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for its existing 9 3/4% Senior Notes due 2012 (the "Old Notes"), as described in the Registration Statement on Form F-4, File Number 333-98141, relating to the Exchange Offer (as amended or supplemented, the "Registration Statement"), initially filed with the United States Securities and Exchange Commission (the "SEC") on August 9, 2002. The Old Notes were issued, and the Exchange Notes are proposed to be issued, under an indenture dated as of June 21, 2002 (the "Indenture"), among the Issuer, Burns Philp and certain subsidiaries of Burns Philp (together with the Company, the "Subsidiary Guarantors") and The Bank of New York, a New York banking corporation, as trustee. The terms of the Exchange Notes to be issued are substantially identical
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       (MUNIZ, FORSYTH, RAMIREZ, PEREZ-TAIMAN & LUNA-VICTORIA LETTERHEAD)

to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by the Company (the "Guarantee") and the Subsidiary Guarantors on a senior subordinated basis. The Indenture is an exhibit to the Registration Statement.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, the Supplemental Indenture of Additional Subsidiary Guarantors, and the minutes of the board meeting of the Company dated as of November 25, 2002 (the "Relevant Documents"), as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Relevant Documents.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity of all documents submitted to us as originals; and, (iv) the conformity to the original documents of all documents submitted as conformed, facsimile or photostatic copies.

Based upon the foregoing, and subject to the exceptions, qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1. The Company is a corporation duly organized as a sociedad anonima cerrada, validly existing and in good standing under the laws of the Republic of Peru ("Peru") and has the requisite corporate power and authority to own and operate its properties, to conduct its business as now conducted by it and to execute, deliver and perform its obligations under the Guarantee.

2. The execution and delivery by the Company of the Guarantee and the performance by the Company of its agreements and obligations under the Guarantee have been duly authorised by all requisite corporate action and do not (i) conflict with the certificate of incorporation or other constitutive documents of the Company, (ii) contravene or constitute a default under any provision of any law, ruling or order of Peru, or any governmental authority in Peru,


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       (MUNIZ, FORSYTH, RAMIREZ, PEREZ-TAIMAN & LUNA-VICTORIA LETTERHEAD)

      or (iii) require any approval of, notice to, filing with, or license or permit from or other action by, any governmental authority under any applicable law of Peru.

3. The Guarantee constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, monitoring or similar laws affecting the infringement of creditors rights generally and by general principles of equity and the discretion of the court before which any proceedings may be brought.

In rendering the foregoing opinion, we express no opinion, directly or indirectly, as to laws other than the laws of the Republic of Peru. The foregoing opinion is rendered as of the date hereof and we assume no obligation to update such opinion to reflect any facts or circumstances, which may hereafter come to our attention or any changes in the law that may hereafter occur.

We hereby consent to the filing of this opinion as exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,


/s/ Muniz, Forsyth, Ramirez, Perez-Taiman & Luna-Victoria

    MUNIZ, FORSYTH, RAMIREZ, PEREZ-TAIMAN & LUNA-VICTORIA

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